INTERIM PURCHASE AGREEMENT

       THIS AGREEMENT made as of the 17th day of November, 2005.

BETWEEN:

             BARON RESOURCES LLC, a body corporate, with an office in Norman, Oklahoma, (hereinafter referred to as "Assignor")

                                            -and-

             DYANMIC RESOURCES CORP., a body corporate, with an office in Las Vegas, Nevada, (hereinafter referred to as "Assignee")

       WHEREAS:

   A. Assignor is the holder of the freehold sublease described in Schedule "A" hereto (such freehold sublease, including all amendments thereto, if any, hereinafter referred to as the "Freehold Lease");

   B. Assignor has agreed to execute an Assignment of the Freehold Lease to Assignee pursuant to the terms and conditions set forth therein and in accordance with the terms hereof;

       NOW THEREFORE in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the Parties hereto covenant and agree as follows:

   1. Assignor shall execute, on November 24, 2005, or such other date as the parties may agree, the Assignment, effective as at closing, in consideration of the payment by the Assignee of US$320,000 cash and by the issuance of 3,000,000 common shares of the Assignee.

   2.  The Assignment shall contain an 18month 4 well drill commitment.

   3. The Assignor is the legal beneficial owner of the Freehold Lease, its interest is unencumbered and it has the unfettered right to enter into this agreement and the Assignment.

   4. The usual covenants, representations, warranties and indemnities contained in an Assignment are incorporated herein as fully and effectively as if they were set out herein and there shall not be any merger of any covenant, representation, warranty or indemnity contained in the Assignment by virtue of the execution and deliver hereof, any rule of law, equity or statue to the contrary notwithstanding. Either party may request a more formal agreement prior to closing, which is subject to the usual due diligence by both parties.

   5. This Agreement shall, in all respects, be subject to and interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and shall, in every regard, be treated as a contract made in the Province of Alberta. The Parties hereto irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta in respect to all matters arising out of this Agreement.

   6. This Agreement shall be binding upon and shall endure to the benefit of each of the Parties hereto and their respective administrators, trustees, receivers, successors and assigns.

       IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.


                                        BARON RESOURCES LLC

 					PER: /s/  Russ Smith
     					--------------------
                                        Russ Smith (as Assignor)


                                        DYNAMIC RESOURCES CORP.

 					PER: /s/ Robert Fedun
     					---------------------
                                        Robert Fedun (as Assignee)

                                     SCHEDULE "A"


       Tract 1:     (320 acres) south half, section 29, Block 1

                    AB&M Survey Floys Co, Texas

       Tract 2:     (320 acres) west half, section 28, Block 1

                    AB&M Survey Floys Co, Texas

       Tract 3:     (320 acres) east half, section 30, Block 1

                    AB&M Survey Floys Co, Texas

       Tract 4:     (640 acres) section 57, Block D-3

                    AB&M Survey Floys Co, Texas